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                                                                   Exhibit 99.1
                              [CONCENTRA LETTERHEAD]


                                                          FOR IMMEDIATE RELEASE


          Contact:
          Joseph F. Pesce, EVP and CFO
          Concentra Managed Care, Inc.
          (617) 367-2163, Ext. 5101

CONCENTRA MANAGED CARE, INC. ANNOUNCES PROPOSED PRIVATE PLACEMENT OF CONVERTIBLE NOTES

     Boston, MA (March 10, 1998)--Concentra Managed Care, Inc. (Nasdaq/NM:CCMC) today announced that it intends to make a Rule 144A offering of $200 million aggregate principal amount of unsecured convertible subordinated notes due 2003. The Company also intends to grant the initial purchasers in the offering an overallotment option to purchase an additional $30 million of such notes. The Company intends to use the net proceeds of the offering to repay bank indebtedness and for general corporate purposes.

     The notes and the underlying common stock have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

     This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction in which such offering would be unlawful.


     Concentra Managed Care, Inc. is the leading provider of fully-integrated care management and cost-containment services to the workers' compensation and auto-injury marketplace. The Company's continuum of services are provided through its network of 140 occupational health centers, 123 field case management offices and 83 specialty cost containment locations.